Exhibit 21.1
LIST OF SUBSIDIARIES OF MYRIAD GENETICS, INC.

Company Name	Jurisdiction of Incorporation

Myriad Genetic Laboratories, Inc.[1]	Delaware

Assurex Health, Inc.[1]	Delaware

Crescendo Bioscience, LLC[2]	Delaware

Gateway Genomics, LLC[1]	Delaware

Myriad Women’s Health, Inc[1]	Delaware

Myriad GmbH[4]	Germany

Myriad Services GmbH[3]	Germany

Myriad Genetics Espana SL1	Spain

Myriad Genetics SAS[3]	France

Myriad Genetics S.r.l.[1]	Italy

Myriad Genetics GmbH [3]	Switzerland

Myriad Genetics LTD[3]	United Kingdom

Myriad Genetics Canada Corp[3]	Canada

Myriad Genetics B.V.[1]	Netherlands

Myriad Genetics Australia PTY LTD[3]	Australia

Myriad International GmbH[4]	Germany

Assurex Health, Ltd[5]	Canada

Myriad Genetics GK1	Japan

1 – A wholly-owned subsidiary of Myriad Genetics, Inc., a Delaware corporation.
2 – Crescendo Bioscience, LLC is owned by Myriad Genetics, Inc. and Myriad Genetics GK.
3 – A wholly-owned subsidiary of Myriad Genetics B.V.
4 – A wholly-owned subsidiary of Myriad Services GmbH
5 – A majority owned subsidiary of Assurex Health, Inc.